Exhibit 99.1
SIGNET JEWELERS DELIVERS STRONG FOURTH QUARTER AND SETS NEXT PATH FOR GROWTH

Fourth quarter same store sales up 7% with eCommerce up 70%, ending cash balance of $1.2 billion
Company achieves initial Path to Brilliance objectives and moves into next phase of strategy targeting enhanced customer experience and market share gains

HAMILTON, Bermuda, March 18, 2021 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2021”) and 52 weeks ("Fiscal 2021") ended January 30, 2021.
"This quarter marked an important milestone for Signet as our team delivered a strong fourth quarter and third year of the Company’s Path to Brilliance transformation. These results reflect the exceptionally hard work and resilience of our Signet team members in a uniquely challenging time. I’m so appreciative of their passion, commitment to our purpose, and agility in meeting the needs of our customers with new digital capabilities. They are the driving force behind our success and are positioning us for long-term growth,” said Virginia C. Drosos, Chief Executive Officer.
Drosos continued, “Our company today is stronger: we’re more innovative, efficient, and digitally advanced. We are capitalizing on our momentum as we move into the next phase of our growth strategy called ‘Inspiring Brilliance.’ It is focused on winning in our big banners, categories and countries; accelerating Services revenue; broadening our mid-market with expansion in the Accessible Luxury and Value segments; and accelerating Digital Commerce, all with an emphasis on leading innovation in the jewelry industry and growing the scope of Signet’s market. The cornerstone of this strategy will remain centered on our purpose of Inspiring Love and being a catalyst for positive change in our company, industry and community."
Business and Strategy Update
The next phase of Signet’s growth strategy is called Inspiring Brilliance. Inspiring Brilliance builds on foundational improvements implemented over the past three years and is focused on leading innovation in the jewelry industry and achieving sustainable long-term growth as follows:
1.The Company will utilize data-driven insights to target new and existing customers. Signet's Customer First strategy will evolve into a Consumer-Inspired experience that includes both tailored merchandise assortments as well as expanded services designed to offer more innovative and personalized experiences to engage and delight consumers.
2.Signet intends to be the leader in the jewelry industry in digital commerce by offering its customers a seamless and efficient experience at every step of their shopping journey. As such, the Company will evolve its OmniChannel strategy into true Connected Commerce that integrates its physical and digital footprints to serve customers where, when and how they want to be served, including virtual selling and fast, flexible fulfillment.
3.Signet plans to further elevate its culture from one of agility and efficiency to one that expands to fully embrace innovation and purpose as an integral part of the Company’s strategy. Building on its long-standing commitment to Corporate Social Responsibility, Signet is continuing its efforts to be a purpose-driven and sustainability-focused company. To that end, the Company has joined the UN Global Compact and the Sustainability Accounting Standards Board (SASB) Alliance. In addition, to further Signet’s commitment to community impact, Signet launched the Love Inspires Foundation to bring our purpose to life in all the communities we serve.
Inspiring Brilliance includes a priority on transformational productivity which the Company expects to benefit both efficiencies in SG&A as well as gross margin over the next three years in the range of $175M to $200M to help offset critical investments in technology and innovation. The Company will continue to focus on working capital efficiency. Signet will further optimize its store footprint, transitioning to off-mall formats and adding highly efficient kiosks in underserved markets. Capital allocation priorities for Signet remain: 1) investing in the business, 2) reducing debt leverage, now targeting below 3.0x Adjusted Debt/EBITDAR over time and 3) returning cash to shareholders.

Fourth Quarter Fiscal 2021:
•Total sales were $2.2 billion, an increase of 1.5% to last year. Same store sales ("SSS") grew 7.0%2.
•eCommerce sales increased 70.5% to last year and were 23.4% of sales.
•Brick and mortar SSS were down 4.2%.
•Operating cash flow of $1.4 billion with cash and cash equivalents of $1.2 billion at year end.
•Ending inventory was $2.0 billion, $299 million lower to last year.
•Fully paid down revolving credit facility and FILO loan during the quarter.

	Q4 Fiscal 2021	Q4 Fiscal 2020	Fiscal 2021	Fiscal 2020
Revenue ($ in millions)	$2,186.5	$2,153.3	$5,226.9	$6,137.1
Same store sales % change(2)	7.0%	2.3%	(10.8)%	0.6%
GAAP
Operating income (loss)	$291.9	$223.2	$(57.7)	$158.3
Operating income (loss) as % of sales	13.4%	10.4%	(1.1)%	2.6%
GAAP Diluted EPS	$4.12	$3.14	$(0.94)	$1.40
Non-GAAP(1)
Operating income	$293.8	$270.3	$156.4	$318.3
Operating income as % of sales	13.4%	12.6%	3.0%	5.2%
Non-GAAP Diluted EPS	$4.15	$3.67	$2.11	$3.88
(1) See non-GAAP reconciliation page
(2) Same store sales include physical stores and eCommerce sales

By operating segment:
North America
•North America SSS grew 10.4%, with eCommerce sales growth of 66.0%, and brick and mortar SSS growth of 0.6%.
•Signet's enhanced OmniChannel capabilities continue to drive improved conversion levels in a period of suppressed retail industry traffic. Average transaction value ("ATV") increased 1.1% and the number of transactions increased 9.9%.
•All US banners delivered SSS growth for the second consecutive quarter, reflecting the continued effectiveness of Signet's banner value proposition.

International
•International SSS decreased 28.3%, with eCommerce sales growth of 115.1% offset by brick and mortar SSS decline of 56.2% reflecting the continued impact of COVID-19 related lockdowns.
•ATV grew 6.3% and the number of transactions decreased 29.7%.

Gross margin was $869.5 million, or 39.8% of sales, 190 bps lower versus the prior year quarter. The gross margin rate reflected strategic promotion to further inventory optimization efforts and reduced levels of service revenue primarily related to lower store traffic.
SGA was $573.8 million, or 26.2% of sales, compared to $633.2 million, or 29.4% of sales in the prior year. The rate improvement of 320 basis point was largely driven by lower labor, advertising expense and central costs.
GAAP operating income was $291.9 million or 13.4% of sales, compared to $223.2 million, or 10.4% of sales in the prior year fourth quarter. The improvement over last year was driven by the combination of higher sales volume and operational efficiencies as noted above.

	Fourth quarter Fiscal 2021		Fourth quarter Fiscal 2020
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	296.2	14.4%	$255.5	13.1%
International segment	9.3	7.6%	25.5	13.7%
Other segment (1)	(1.1)	nm	(1.5)	nm
Corporate and unallocated expenses	(12.5)	nm	(56.3)	nm
Total GAAP operating income	$291.9	13.4%	$223.2	10.4%
(1)    Includes sales from Signet’s diamond sourcing initiative.
nm    Not meaningful.
Non-GAAP operating income was $293.8 million, or 13.4% of sales, compared to $270.3 million, or 12.6% of sales in prior year fourth quarter. Non-GAAP operating income excludes $1.9 million in impairment and restructuring charges related to the Path to Brilliance transformation plan.

	Fourth quarter Fiscal 2021		Fourth quarter Fiscal 2020
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$294.7	14.3%	$263.3	13.5%
International segment	12.5	10.2%	30.1	16.2%
Other segment (1)	(1.1)	nm	(1.5)	nm
Corporate and unallocated expenses	(12.3)	nm	(21.6)	nm
Total Non-GAAP operating income	$293.8	13.4%	$270.3	12.6%
(1)    Includes sales from Signet’s diamond sourcing initiative.
nm    Not meaningful.
The current quarter GAAP effective tax rate of 10.8% and the non-GAAP effective tax rate was 11.0% were primarily driven by pre-tax earnings mix by jurisdiction.
GAAP EPS was $4.12, including: 1) a $0.02 charge related to the Path to Brilliance transformation plan, 2) a $0.01 charge related to the impairment of long-lived assets, 3) a $0.01 charge related to debt extinguishment, and 4) tax impact of these items of $(0.01). Excluding these charges, EPS was $4.15 on a non-GAAP basis.
GAAP and non-GAAP EPS in the quarter is based on non-GAAP net income before preferred dividends, with the preferred shares included in diluted share count due to the level of fourth quarter non-GAAP net income.

Full Year Fiscal 2021 Financial Results:
Signet's total sales for the year ended January 30, 2021 were $5.2 billion. This is $910.2 million, or 14.8%, lower to the prior year on a reported basis and 14.9% lower on a constant currency basis. Total SSS decreased 10.8% year-over-year.

eCommerce sales were $1.2 billion, up 57.9% year over year. eCommerce sales accounted for 22.7% of sales, up from 12.2% of sales in the prior year. Brick and mortar SSS declined 21.3%.

By operating segment:
North America
•North America SSS decreased 9.5%, with eCommerce sales growth of 55.8% and brick and mortar SSS decline of 19.4%.
•ATV was flat to last year and the number of transactions decreased 7.6%.
International
•International SSS decreased 25.0%, with eCommerce sales growth of 80.6% offset by brick and mortar SSS decline of 41.7%.
•Average transaction value increased 8.5% and the number of transactions decreased 30.4%.

Balance Sheet and Statement of Cash Flows:
Operating cash flow for Fiscal 2021 was $1.4 billion, compared to $555.7 million in the prior year. Cash and cash equivalents were $1.2 billion as of January 30, 2021, compared to $374.5 million at prior-year end.
Inventory ended the year at $2.0 billion, 12.8%, or $299 million, lower to last year due to improved inventory life cycle management and the implementation of flexible fulfillment.
Long-term debt was $146.7 million, down $369.2 million, to the prior year. Subsequent to the previously announced pay down of its ABL Revolving Facility, the Company paid down its related FILO loan within the quarter.

Quarterly Dividend:
Signet's Board of Directors has elected to maintain the temporary suspension of the dividend program on the common shares and has elected to resume cash payment of the quarterly dividend on its preference shares beginning with the scheduled May dividend. The Company will continue to evaluate a reinstatement of the common dividend as the year progresses.

Fiscal 2022 Guidance:

	First Quarter	Fiscal 2022
Total revenue	$1.42 billion - $1.46 billion	$5.85 billion to $6.00 billion
Same store sales(1)	80% to 84%	14% to 17%
Non-GAAP operating income	$40 million - $60 million	$290 million - $324 million
(1) Same store sales include physical stores and eCommerce sales
Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's Fiscal 2022 Outlook is based on the following assumptions:
1.Preliminary SSS for Q1 to date, through March 14, 2021, were approximately 16%. Given the strong performance to date, the quarter plan includes continued investment in digital capabilities and increased marketing. The increase in investments is reflected in the Signet's first quarter guidance.
2.Signet expects stronger sales performance in the first half of the fiscal year. As the vaccine rollout progresses, there could be a shift of consumer discretionary spending away from the jewelry category toward experience-oriented categories, the magnitude and timing of which is difficult to predict. Further, Signet expects categories with pent up demand to be promotional in order to capture discretionary spend. As such, the Company is planning for increased marketing expenses to continue to fuel momentum in the front half as well as to proactively manage against shifts in consumer spending as the year progresses. While Signet’s transformational initiatives continue to gain traction, the Company is conservatively planning for same store sales to be negative in the second half of the fiscal year. Depending on the timing and extent of potential shifts in spending, future results could differ materially from current guidance.
3.The Company’s Inspiring Brilliance strategy requires additional investments in digital and technology to further strengthen our competitive advantage and long-term positioning within the jewelry category. To partially mitigate the increased level of investment, gross cost savings of $50 million - $75 million are expected in Fiscal 2022, with continued benefits from closed stores and operational efficiencies. Cost savings are expected to benefit both SG&A and gross margin.
4.Signet has planned Fiscal 2022 capital expenditures in the range of $150 million to $175 million, reflecting continued investments in technology and innovation. Recall that the Company reduced its capital expenditures in Fiscal 2021 to $83 million given the cash conservation focus in response to the pandemic.
5.The Company is planning to close over 100 stores in Fiscal 2022 and will open up to 100 locations, primarily in highly efficient kiosks.
6.Continued uncertainty surrounding multiple factors include the magnitude and potential resurgence of COVID-19 in key trade areas, extended duration of heightened unemployment, supply chain disruptions and macro or governmental influences on consumers’ ability to spend, particularly in discretionary categories like jewelry. Further, there can be no assurance that preliminary quarter to date trends will continue for the remainder of the first quarter and are not indicative of future performance. Please see disclosures within the Safe Harbor Statement for other risk factors.

Conference Call:
A conference call is scheduled for March 18, 2021 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-866-652-5200
International Dial-in: +1-412-317-6060
Conference call participants may also pre-register at:
https://dpregister.com/sreg/10152429/e2cb61e915

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” "preliminary," “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and will continue to have, on Signet’s business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity and duration of the pandemic, including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, consumer behaviors such as spending and willingness to congregate in shopping centers and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks; our ability to optimize Signet's transformation initiative; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options and our ability to successfully establish future arrangements for the forward-flow receivables; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to a new financial reporting information technology system; security breaches and other disruptions to Signet’s information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in taxation laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; the success of recent changes in Signet’s executive management team; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet’s business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see Item 1A, Risk Factors, and elsewhere in the Annual Report on Form 10-K for the year ended February 1, 2020 filed with the SEC on March 26, 2020, as well as the Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020 filed on December 3, 2020. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations & Treasury
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1 330 668 5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Free cash flow does not represent the residual cash flow available for discretionary purposes.

(in millions)	Fiscal 2021	Fiscal 2020
Net cash provided by operating activities	$1,372.3	$555.7
Purchase of property, plant and equipment	(83.0)	(136.3)
Free cash flow	1,289.3	419.4

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
Gross margin	$869.5	$897.9	$1,732.5	$2,223.7
Restructuring charges - cost of sales	—	3.4	1.4	9.2
Non-GAAP gross margin	$869.5	$901.3	$1,733.9	$2,232.9

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
Total GAAP operating income (loss)	$291.9	$223.2	$(57.7)	$158.3
Charges related to transformation plan	1.0	13.9	47.6	79.1
Asset impairments	0.9	—	159.0	47.7
Shareholder settlements	—	33.2	7.5	33.2
Total non-GAAP operating income	$293.8	$270.3	$156.4	$318.3

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
North America segment GAAP operating income	$296.2	$255.5	$57.9	$284.9
Charges (credits) related to transformation plan	(1.3)	7.8	37.6	48.1
Asset impairments (gains)	(0.2)	—	136.7	47.7
North America segment non-GAAP operating income	$294.7	$263.3	$232.2	$380.7

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
International segment GAAP operating income (loss)	$9.3	$25.5	$(43.3)	$9.0
Charges related to transformation plan	2.1	4.6	9.7	7.0
Asset impairments	1.1	—	22.3	—
International segment non-GAAP operating income (loss)	$12.5	$30.1	$(11.3)	$16.0

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
Other segment GAAP operating loss	$(1.1)	$(1.5)	$(0.3)	$(15.9)
Charges (credits) related to transformation plan	—	—	(0.2)	3.2
Other segment non-GAAP operating loss	$(1.1)	$(1.5)	$(0.5)	$(12.7)

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
Corporate and unallocated expenses GAAP operating loss	$(12.5)	$(56.3)	$(72.0)	$(119.7)
Charges related to transformation plan	0.2	1.5	0.5	20.8
Shareholder settlements	—	33.2	7.5	33.2
Corporate and unallocated expenses non-GAAP operating loss	$(12.3)	$(21.6)	$(64.0)	$(65.7)

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
GAAP effective tax rate	10.8%	13.0%	83.1%	18.7%
Charges related to transformation plan	0.1%	0.6%	(29.0)%	(0.9)%
Asset impairments	0.1%	—%	(65.7)%	—%
Shareholder settlements	—%	1.4%	(4.8)%	(0.4)%
GAAP quarterly impact of annual tax benefit	—%	1.9%	—%	—%
Gain (loss) on early extinguishment of debt	—%	—%	(0.2)%	0.1%
Non-GAAP effective tax rate	11.0%	16.9%	(16.6)%	17.5%

(in millions)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
GAAP Diluted EPS	$4.12	$3.14	$(0.94)	$1.40
Charges related to transformation plan	0.02	0.24	0.92	1.53
Asset impairments	0.01	—	3.06	0.92
Loss (gain) on early extinguishment of debt	0.01	0.01	0.01	(0.12)
Shareholder settlements	—	0.56	0.14	0.64
GAAP quarterly impact of annual tax benefit	—	(0.10)	—	—
Share dilution effect(1)	—	—	(0.05)	—
Tax impact of above items	(0.01)	(0.18)	(1.03)	(0.49)
Non-GAAP Diluted EPS(1)	$4.15	$3.67	$2.11	$3.88
(1) Full year Fiscal 2021 includes 53.0 diluted weighted average common shares outstanding. The additional dilutive shares were excluded from the calculation of GAAP dilutive EPS, as their effect was antidilutive.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020	Fiscal 2021	Fiscal 2020
Sales	$2,186.5	$2,153.3	$5,226.9	$6,137.1
Cost of sales	(1,317.0)	(1,252.0)	(3,493.0)	(3,904.2)
Restructuring charges - cost of sales	—	(3.4)	(1.4)	(9.2)
Gross margin	869.5	897.9	1,732.5	2,223.7
Selling, general and administrative expenses	(573.8)	(633.2)	(1,587.4)	(1,918.2)
Restructuring charges	(1.0)	(10.5)	(46.2)	(69.9)
Asset impairments	(0.9)	—	(159.0)	(47.7)
Other operating income (loss)	(1.9)	(31.0)	2.4	(29.6)
Operating income (loss)	291.9	223.2	(57.7)	158.3
Interest expense, net	(6.4)	(7.7)	(32.0)	(35.6)
Other non-operating income, net	(0.3)	(0.5)	—	7.0
Income (loss) before income taxes	285.2	215.0	(89.7)	129.7
Income taxes	(30.9)	(27.9)	74.5	(24.2)
Net income (loss)	$254.3	$187.1	$(15.2)	$105.5
Dividends on redeemable convertible preferred shares	(8.6)	(8.3)	(33.5)	(32.9)
Net income (loss) attributable to common shareholders	$245.7	$178.8	$(48.7)	$72.6

Earnings (loss) per common share:
Basic	$4.72	$3.45	$(0.94)	$1.40
Diluted	$4.12	$3.14	$(0.94)	$1.40
Weighted average common shares outstanding:
Basic	52.1	51.8	52.0	51.7
Diluted	61.7	59.5	52.0	51.8

Dividends declared per common share	$—	$0.37	$—	$1.48

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	January 30, 2021	February 1, 2020
Assets
Current assets:
Cash and cash equivalents	$1,172.5	$374.5
Accounts receivable, net	88.7	38.8
Other current assets	236.6	403.5
Income taxes	51.7	6.3
Inventories, net	2,032.5	2,331.7
Total current assets	3,582.0	3,154.8
Non-current assets:
Property, plant and equipment, net	605.5	741.9
Operating lease right-of-use assets	1,362.2	1,683.3
Goodwill	238.0	248.8
Intangible assets, net	179.0	263.8
Other assets	195.8	201.8
Deferred tax assets	16.4	4.7
Total assets	$6,178.9	$6,299.1
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$95.6
Accounts payable	812.6	227.9
Accrued expenses and other current liabilities	494.1	697.0
Deferred revenue	288.7	266.2
Operating lease liabilities	377.3	338.2
Income taxes	26.0	27.7
Total current liabilities	1,998.7	1,652.6
Non-current liabilities:
Long-term debt	146.7	515.9
Operating lease liabilities	1,147.3	1,437.7
Other liabilities	111.1	116.6
Deferred revenue	783.3	731.5
Deferred tax liabilities	159.2	5.2
Total liabilities	4,346.3	4,459.5
Commitments and contingencies
Series A redeemable convertible preferred shares of $0.01 par value: 500 shares authorized, 0.625 shares outstanding	642.3	617.0
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 52.3 shares outstanding (2020: 52.3 shares outstanding)	12.6	12.6
Additional paid-in capital	258.8	245.4
Other reserves	0.4	0.4
Treasury shares at cost: 17.7 shares (2020: 17.7 shares)	(980.2)	(984.9)
Retained earnings	2,189.2	2,242.9
Accumulated other comprehensive loss	(290.5)	(293.8)
Total shareholders’ equity	1,190.3	1,222.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,178.9	$6,299.1

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2021	Fiscal 2020
Cash flows from operating activities:
Net income (loss)	$(15.2)	$105.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	176.0	178.0
Amortization of unfavorable contracts	(5.4)	(5.5)
Share-based compensation	14.5	16.9
Deferred taxation	141.8	21.5
Goodwill and intangible impairments	159.0	47.7
Restructuring charges	14.7	25.9
Net loss (gain) on extinguishment of debt	0.4	(6.2)
Other non-cash movements	0.3	(4.3)
Changes in operating assets and liabilities:
Increase in accounts receivable	(50.1)	(15.2)
Decrease (increase) in other assets and other receivables	181.9	(184.2)
Decrease in inventories	308.0	48.8
Increase in accounts payable	577.8	77.2
Increase (decrease) in accrued expenses and other liabilities	(185.8)	232.9
Change in operating lease assets and liabilities	31.2	(9.4)
Increase in deferred revenue	73.1	30.8
Changes in income tax receivable and payable	(45.5)	0.6
Pension plan contributions	(4.4)	(5.3)
Net cash provided by operating activities	1,372.3	555.7
Investing activities
Purchase of property, plant and equipment	(83.0)	(136.3)
Proceeds from sale of assets	—	0.5
Purchase of available-for-sale securities	—	(13.3)
Proceeds from sale of available-for-sale securities	5.2	8.3
Net cash used in investing activities	(77.8)	(140.8)
Financing activities
Dividends paid on common shares	(19.4)	(77.4)
Dividends paid on redeemable convertible preferred shares	(7.8)	(31.2)
Proceeds from term loans	—	100.0
Repayments of term loans	(100.0)	(294.9)
Settlement of senior notes, including third party fees	—	(241.5)
Proceeds from revolving credit facilities	900.0	858.3
Repayments of revolving credit facilities	(1,170.0)	(588.3)
Payment of debt issuance costs	—	(9.3)
Borrowings (repayments) of bank overdrafts	(87.4)	47.5
Other financing activities	(14.0)	(0.2)
Net cash used in financing activities	(498.6)	(237.0)
Cash and cash equivalents at beginning of period	374.5	195.4
Increase in cash and cash equivalents	795.9	177.9
Effect of exchange rate changes on cash and cash equivalents	2.1	1.2
Cash and cash equivalents at end of period	$1,172.5	$374.5

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On January 30, 2021, Signet operated 2,833 stores totaling 4.2 million square feet of selling space. Compared to prior year, store count decreased by 375 and square feet of selling space decreased 9.3%.

Store count by banner	February 1, 2020	Openings(1)	Closures(1)	January 30, 2021
North America segment	2,757	53	(329)	2,481
International segment	451	—	(99)	352
Signet	3,208	53	(428)	2,833
(1) Includes 33 store repositions in Fiscal 2021.